
                                                               Exhibit 12.1

                 UAL Corporation and Subsidiary Companies

             Computation of Ratio of Earnings to Fixed Charges

                                         Year Ended December 31
                               1994      1993     1992     1991    1990
                                             (In Millions)
Earnings:

  Earnings (loss) before
    income taxes and
    extraordinary items       $  170    $  (47)  $ (656)  $(508)  $164
  Fixed charges,
    from below                 1,052     1,104    1,001     749    592
  Interest capitalized           (41)      (51)     (92)    (91)   (71)

    Earnings                  $1,181    $1,006   $  253   $ 150   $685


Fixed charges:

  Interest expense            $  372    $  358   $  329   $ 211   $193

  Portion of rental expense
    representative of the
    interest factor              680       746      672     538    399

      Fixed charges           $1,052    $1,104   $1,001   $ 749   $592


Ratio of earnings to
  fixed charges                 1.12       (a)      (a)     (a)   1.16



(a) Earnings were inadequate to cover fixed charges by $98 million in 1993, $748 million in 1992 and $599 million in 1991.